Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029	CONTACT John Chattaway, Stewart Media Relations (713) 625-8180; mediarelations@stewart.com

Stewart Announces Promotion of Iain Bryant to Group President – Agency Services

HOUSTON (May 30, 2024) – Stewart Information Services Corporation (NYSE: STC) today announced the promotion of Iain Bryant to Group President – Agency Services.

Of the promotion, Fred Eppinger, CEO, said, “I am excited to have Iain as a member of our Executive Leadership Team. Over the last several years, he has been a critical part of the Agency Leadership team and has had an integral role in establishing and executing our Agency strategic plans. Iain is a proven leader with a strong customer focus and will continue to deliver valuable support to our independent Agent customers.”

Bryant joined Stewart in 2021 through the A.S.K. Services acquisition where he was Principal and Co-Owner. Since 2022, he has served as the Central States Agency District Manager overseeing the products and services provided to Stewart’s independent Agent partners in 17 states.

Bryant is succeeding Tara Smith, former Group President – Agency Services. “Tara has accepted a position outside of Stewart. Under her leadership we've built the foundation for Agents’ ease-of-use, expanded our title production capabilities, and improved our Agency commercial support infrastructure," said Eppinger. "Our product offerings are fundamentally stronger now and our Agency Services team is well positioned to act as a strategic partner for our customers. I am thankful for Tara’s many contributions to Stewart.”

Bryant is a past board member of the Michigan Land Title Association. He holds a Bachelor of Arts degree from Cedarville University and has completed executive education courses at both the University of Michigan and Harvard University.

About Stewart

Stewart (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage and real estate industries, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com.

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